Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-140413, 333-136586, 333-174398 and 333-178219) and Forms S-8 (File Nos. 333-147075 and 333-173124) of API Technologies Corp. of our report dated March 2, 2016 with respect to the consolidated financial statements of API Technologies Corp. included in this Annual Report (Form 10-K) of API Technologies Corp. for the fiscal year ended November 30, 2015.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 2, 2016